Exhibit 99.3

ADVENT SOFTWARE ANNOUNCES QUARTERLY DIVIDEND

SAN FRANCISCO — April 28, 2014 — Advent Software, Inc. (NASDAQ: ADVS), a leading provider of software and services to the global investment management industry, today announced that its Board of Directors has approved the payment of a quarterly cash dividend to its shareholders. The quarterly cash dividend payment of $0.13 per common share will be made on July 15, 2014 to shareholders of record as of June 30, 2014.

“We are pleased that the health of our overall business and solid cash flow puts Advent in a position to return cash to our shareholders through a quarterly dividend, while at the same time continuing to increase investment in future growth,” said Pete Hess, Chief Executive Officer of Advent Software.

ABOUT ADVENT

Over the last 30 years of industry change, our core mission to help our clients focus on their unique strategies and deliver exceptional investor service has never wavered. With unparalleled precision and ahead of the curve solutions, we’ve helped over 4,300 firms in more than 50 countries - from established global institutions to small start-up practices - to grow their business and thrive.  Advent technology helps firms minimize risk, work together seamlessly, and discover new opportunities in a constantly evolving world. Together with our clients, we are shaping the future of investment management. For more information on Advent products visit http://www.advent.com.

Advent, Advent Software, and the Advent and logo composite are registered trademarks of Advent Software, Inc.

CONTACTS
Media Contact:
Amanda Diamondstein-Cieplinska
Advent Software, Inc.
(415) 645-1668
adiamond@advent.com

Investor Relations Contact:
Justin Ritchie
Advent Software, Inc.
(415) 645-1683
jritchie@advent.com